Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-258261, 333-263262 and 333-270081) of Kaltura, Inc., pertaining to the Kaltura Inc. 2007 Israeli Share Option Plan, Kaltura Inc. 2007 Stock Option Plan, Kaltura Inc. 2017 Equity Incentive Plan and Kaltura Inc. 2021 Incentive Award Plan, of our report dated February 22, 2024, with respect to the consolidated financial statements of Kaltura, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2023.

February 22, 2024	/s/ Kost Forer Gabbay & Kasierer

Tel-Aviv, Israel	A Member of EY Global